Exhibit 99.1

Tempest Extends Limited Duration Stockholder Rights Plan

BRISBANE, Calif., October 10, 2024 —Tempest Therapeutics, Inc. (Nasdaq: TPST) (“Tempest” or the “Company”), a clinical-stage biotechnology company developing first-in-classi targeted and immune-mediated therapeutics to fight cancer, today announced that its Board of Directors (the “Board”) has adopted an amendment to its existing limited duration stockholder rights plan (as amended, the “Rights Plan”) to extend the duration of the Rights Plan until the Annual Meeting of the Stockholders.

“Given the significant milestones reached this year in the amezalpat program – the positive survival data compared to standard of care and broad agreement with FDA on the Phase 3 path – coupled with the ongoing dislocation in the price of Tempest’s common stock, the Board believes Tempest’s trading price continues to fundamentally undervalue the Company,” said Stephen Brady, president and chief executive officer of Tempest. “The Rights Plan is intended to enable all of our stockholders to realize the long-term value of their investment and should reduce the likelihood that any person or group gains control of Tempest through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.

The Board did not adopt the extension to the Rights Plan in response to a specific takeover threat. In addition, the Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of Tempest and all of its stockholders. The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances, and does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the rights.

The Rights Plan, as amended, will automatically expire immediately following the Company’s 2025 Annual Meeting of Stockholders, unless, at or prior to such meeting, the Company’s stockholders approve the Rights Plan, and unless the rights are earlier redeemed or exchanged by the Company. The rights will be exercisable only if a person or group (an “acquiring person”) acquires or launches a tender or exchange offer to acquire beneficial ownership (which includes certain synthetic equity interests) of 10% or more of the Company’s outstanding common stock (15% for certain passive institutional investors as described in the Rights Plan). Any stockholders with beneficial ownership of the Company’s outstanding common stock above the applicable threshold as of the time of the initial announcement of the Rights Plan on October 10, 2023 are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. Once the rights become exercisable, each right will entitle its holder (other than the acquiring person, whose rights will become void) to purchase, for $25.00, additional shares of the Company’s common stock having a market value of twice such exercise price. In addition, the Rights Plan has customary flip-over and exchange features. Except as otherwise set forth in the Amendment, the terms of the Rights Plan are unchanged and remain in full force and effect.

Additional information regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission. Additional information regarding the Rights Plan is contained in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on October 10, 2023, and additional information regarding the Amendment will be contained in an additional Form 8-K filing.

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage biotechnology company advancing a diverse portfolio of small molecule product candidates containing tumor-targeted and/or immune-mediated mechanisms with the potential to treat a wide range of tumors. The company’s novel programs range from early research to later-stage investigation in a randomized global study in first-line cancer patients. Tempest is headquartered in Brisbane, California. More information about Tempest can be found on the company’s website at www.tempesttx.com.

Forward-looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)) concerning Tempest Therapeutics, Inc. These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tempest Therapeutics, as well as assumptions made by, and information currently available to, management of Tempest Therapeutics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could”, “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. All statements that are not historical facts are forward-looking statements, including any statements regarding the impact of the adoption of the Rights Plan and the Company’s intention to seek stockholder approval of the Rights Plan.

Forward-looking statements are based on information available to Tempest Therapeutics as of the date hereof and are not guarantees of future performance. Any factors may cause material differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; and unexpected litigation or other disputes. These and other factors that may cause actual results to differ from those expressed or implied are discussed in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Except as required by applicable law, Tempest Therapeutics undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Tempest Therapeutics’ views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Tempest Therapeutics.

Investor & Media Contacts:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com

[i] If approved by the FDA